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                                                                  Exhibit 99.1
[Paper Warehouse, Inc. Letterhead]

January 26, 1998

FROM:                                        FOR:
Padilla Speer Beardsley Inc.                 Paper Warehouse, Inc.
224 Franklin Avenue West                     7630 Excelsior Boulevard
Minneapolis, MN 55404                        Minneapolis, MN 55426

Brian James (612) 871-8877

FOR IMMEDIATE RELEASE

PAPER WAREHOUSE AND GIBSON GREETINGS TERMINATE PAPER FACTORY LETTER OF INTENT

MINNEAPOLIS, Jan. 26, 1998 -- Paper Warehouse (Nasdaq: PWHS) announced today that it and Gibson Greetings (Nasdaq: GIBG) have terminated their letter of intent regarding the previously announced $38.6 million acquisition of The Paper Factory by Paper Warehouse from Gibson.

The letter of intent, which Paper Warehouse and Gibson had signed on December 11, 1997, provided that the proposed transaction was subject to customary closing conditions, including a due diligence review, execution of a definitive purchase agreement, financing, third party consents, and regulatory approvals. Following Paper Warehouse's review of working capital and capital expenditure requirements, and ongoing discussion with Gibson, Paper Warehouse determined not to proceed with the transaction on the terms and conditions originally proposed. On January 23, 1998, Paper Warehouse and Gibson formally terminated their negotiations and the letter of intent.

Yale Dolginow, Chairman and CEO, said, "although we are disappointed that we could not reach agreement with Gibson Greetings on the purchase of The Paper Factory, Paper


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Warehouse's expansion plans remain unchanged. Paper Warehouse plans to open 25
Paper Warehouse stores in two new markets in 1998. We have made significant progress in locating potential retail sites for Paper Warehouse stores."

Paper Warehouse is a growing chain of stores specializing in party supplies and paper goods operating under the names Paper Warehouse and Party Universe. Paper Warehouse stores offer an extensive assortment of special occasion, seasonal and everyday paper products including party supplies, gift wrap, greeting cards and catering supplies at everyday low prices. The Company's 124 stores (73 Company-owned and 51 franchise stores) are conveniently located in major retail trade areas to provide customers with easy access to its stores.

This Press Release may contain forward-looking statements that involve risks and uncertainties relating to future events. Actual events or results could differ materially from the results discussed in the forward-looking statements.



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